Western Asset Intermediate Muni Fund Inc. Announces Approval of Change to Fundamental Investment Policy, Subject to Stockholder Approval, and Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – November 19, 2007

Western Asset Intermediate Muni Fund Inc. (AMEX:SBI) today announced approval by the Board of Directors of the change to one of the Fund’s fundamental investment policies, subject to stockholder approval. The Fund will solicit stockholders to seek their approval of the change to this fundamental investment policy at the Fund’s next annual meeting of stockholders, which will be held in April 2008. The Fund also announced approval by the Board of Directors of changes to its non-fundamental investment policies effective December 19, 2007. These changes are intended to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market since the Fund commenced operations in 1992, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

The Board of Directors approved management’s proposal to remove the fundamental investment policy of the Fund, subject to stockholder approval, that currently requires that the Fund, under normal market conditions, invest at least 80% of its total assets in municipal obligations with remaining maturities of less than 15 years while retaining the fundamental investment policy that requires it to maintain a dollar-weighted average effective maturity of between 3 and 10 years. The intention of this policy change is to provide the investment manager with greater flexibility to invest in municipal obligations of all maturities, while also maintaining the “intermediate” character of the Fund.

The Fund’s Board of Directors also approved amending the Fund’s non-fundamental investment policies to provide that, under normal market conditions, the Fund will invest at least 80% of its total assets in debt securities that are, at the time of investment, rated investment grade by a nationally recognized statistical rating organization (“NRSRO”) or, if unrated, of equivalent quality as determined by the manager. In addition, up to 20% of the Fund’s total assets may be invested in debt securities that are, at the time of investment, rated below investment grade (“high yield”) by an NRSRO or, if unrated, of equivalent quality as determined by the manager. The Fund’s current investment guidelines require the Fund, under normal market conditions, to invest at least two-thirds of its total assets in municipal obligations rated in the three highest categories by an NRSRO at the time of investment.

In addition, the Board of Directors approved the removal of the restriction on the Fund’s ability to purchase and sell (or write) options on its assets. Previously, the Fund was restricted to purchasing or selling options on up to 20% of its assets.

Additional Information About Securities Rated Below Investment Grade and Options

Under the Fund’s amended non-fundamental investment policies, up to 20% of the Fund’s total assets may be invested in debt securities that are, at the time of investment, rated below investment grade (“high yield”) by an NRSRO or, if unrated, of equivalent quality as determined by the manager High yield securities, commonly referred to as “junk bonds,” and unrated securities generally offer a higher current yield than that available from higher grade issues, but are considered speculative and, compared to investment grade securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, a greater risk of loss due to default or declining credit quality, a greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments, a greater susceptibility to negative market sentiments leading to depressed prices and decreased liquidity. During periods of economic downturn or rising interest rates, issuers of low rated and unrated instruments may experience financial stress that could adversely affect their ability to make payments of principal and interest and increase the possibility of default. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may also decrease the values and liquidity of low rated and unrated securities especially in a market characterized by a low volume of trading.

In addition, under the Fund’s amended non-fundamental investment policies, the Fund is no longer prohibited from purchasing or selling (or writing) options on more than 20% of the Fund’s total assets. The Fund may invest in options on municipal securities that are traded over-the-counter or on a national securities exchange. A call option gives the purchaser the right to buy, and the writer the obligation to sell, the underlying security at the agreed-upon exercise (or “strike”) price during the option period. A put option gives the purchaser the right to sell, and the writer the obligation to buy, the underlying security at the strike price during the option period. Purchasers of options pay an amount, known as a premium, to the option writer in exchange for the right under the option contract. Option contracts may be written with terms that would permit the holder of the option to purchase or sell the underlying security only upon the expiration date of the option.

The Fund may purchase put and call options in hedging transactions to protect against a decline in the market value of municipal securities in the Fund’s portfolio and to protect against an increase in the cost of fixed-income securities that the Fund may seek to purchase in the future. The Fund may also sell put and call options as a means of increasing the yield on the Fund’s portfolio and as a means of providing limited protection against decreases in market value of the Fund’s portfolio.

When the Fund sells an option, if the underlying securities do not increase (in the case of a call option) or decrease (in the case of a put option) to a price level that would make the exercise of the option profitable to the holder of the option, the option generally will expire without being exercised and the Fund will realize as profit the premium received for such option. When a call option written by the Fund is exercised, the option holder purchases the underlying security at the strike price and the Fund does not participate in any increase in the price of such securities above the strike price. When a put option written by the Fund is exercised, the Fund will be required to purchase the underlying securities at the strike price, which may be in excess of the market value of such securities.

During the option period, the Fund, as a covered call writer, gives up the potential appreciation above the exercise price should the underlying security rise in value, and the Fund, as a secured put writer, retains the risk of loss should the underlying security decline in value. For the covered call writer, substantial appreciation in the value of the underlying security would result in the security being “called away” at the strike price of the option which may be substantially below the fair market value of such security. For the secured put writer, substantial depreciation in the value of the underlying security would result in the security being “put to” the writer at the strike price of the option which may be substantially in excess of the fair market value of such security. If a covered call option or a secured put option expires unexercised, the writer realizes a gain, and the buyer a loss, in the amount of the premium.

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In connection with the proposal to change one of the Fund’s fundamental investment policies, the Fund intends to file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors and stockholders are advised to read the proxy statement when it becomes available, because it will contain important information. When filed with the SEC, the proxy statement and other documents filed by the Fund will be available for free at the SEC’s website, http://www.sec.gov. Stockholders can also obtain copies of these documents, when available, for free by calling the Fund at 1-888-777-0102 or by visiting the Fund’s website at www.leggmason.com.

The Fund, its directors and executive officers and other members of its management and employees may be deemed to be participants in the Fund’s solicitation of proxies from its stockholders in connection with the proposal to change the Fund’s fundamental investment policy relating to maturity. Information concerning the interests of the Fund’s participants in the solicitation is set forth in the Fund’s proxy statements and stockholder reports on Form N-CSR, previously filed with the SEC.

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Western Asset Intermediate Muni Fund Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com.

Brenda Grandell, Director, Closed End Funds, Legg Mason & Co., LLC, 212-291-3775